Exhibit 99.1

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Ronald D. Paul
December 5, 2008	301.986.1800

EAGLE BANCORP RECEIVES $38.2 MILLION INVESTMENT UNDER

TREASURY CAPITAL PURCHASE PROGRAM

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (Nasdaq: EGBN), the parent company of EagleBank, announced that today it completed the sale and issuance of $38,235,000 of a new series of its preferred stock to the United States Department of the Treasury.  The Treasury’s investment is made pursuant to the Capital Purchase Program established under the Emergency Economic Stabilization Act. The Company also issued the Treasury a Warrant to purchase 770,687 shares of the Company’s common stock at an exercise price of $7.44 per share.

Ronald D. Paul, Chairman of the Company stated “I am truly pleased that we have been selected to participate in the Capital Purchase Program.  This additional capital will enable us to maintain our strong capital position, continue our course of profitable growth and meet the loan demand from quality business borrowers in our community markets. Although other banks may be cutting back on lending out of uncertainty, or in order to shore up their balance sheet after incurring losses, EagleBank remains open for business.”  Mr. Paul also noted that participation in the Capital Purchase Program, which Treasury Secretary Paulson has stated is for healthy institutions, may carry some burdens such as increased scrutiny by regulators and others, but we are clearly used to this in the banking industry. We are pleased to obtain this capital at a cost which is lower and less dilutive than would otherwise be available in the equity markets at this time. It is clearly in the best interest of our shareholders and the communities we serve.”

The non-voting senior preferred shares issued to the Treasury will pay a dividend of 5% annually for the first five years after issuance and 9% annually after the fifth year, if they are not redeemed.

The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking services through fifteen offices, located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward looking Statements: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,”

“expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, the Company’s ability to successfully integrate the operations of Fidelity & Trust  and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.